UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☐	Definitive Proxy Statement
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STAR SCIENTIFIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The following information regarding attendance of board and committee meetings during 2011 by the Company’s directors replaces the information with respect to director attendance of meetings contained in the Company’s definitive proxy statement on Schedule 14A filed on November 14, 2012 (the “Proxy Statement”). The Proxy Statement relates to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, December 14, 2012 at 9:30 A.M. in the Mayfair Court Room of the Westin Grand Hotel, 2350 M Street, NW, Washington, DC 20037.

The revised information has been underlined to make such information more easily identifiable. All proposals to be acted upon at the Annual Meeting and all information set forth in the Proxy Statement, except as set forth in this filing, remain unchanged.

The Board of Directors

Our Board of Directors held seven meetings during 2011. In 2011, each of the then current directors attended the 2011 Annual Meeting of Stockholders and all meetings of our Board of Directors, except for two meetings where one director, Mr. Richard Sharp, was absent. For personal reasons, Mr. Sharp did not stand for re-election to the Board at the annual meeting held on December 16, 2011 and is not a director nominee for the Annual Meeting to be held on December 14, 2012. Each member of a committee of our Board of Directors attended all of their respective committee’s meetings during the period he served thereon. All directors are expected to attend each meeting of the Board of Directors, the meetings of the committees on which they serve, and are also encouraged to attend the Annual Meeting of Stockholders.

On October 29, 2012, Mario V. Mirabelli announced that, for personal reasons, he would not be standing for reelection to our Board of Directors at the Annual Meeting. Mr. Mirabelli will, however, serve out his term as a Director through the Annual Meeting. At the time of his announcement, Mr. Mirabelli served on the Audit Committee and the Nominating Committee of our Board of Directors. The Board appreciates Mr. Mirabelli’s loyal and able service to our company as a Director since July 2010.

Although we have not to date developed a formal process whereby stockholders can communicate directly with members of our Board of Directors, we believe that the informal process whereby stockholders communicate with our Secretary, who subsequently relays such communications to our Board of Directors, has adequately served the stockholders’ needs with regard to communications with our Board of Directors. In light of the recently adopted disclosure requirements of the U.S. Securities and Exchange Commission, or SEC, relating to stockholder communication with a company’s board of directors, our Board of Directors may consider developing more formal procedures to facilitate such a dialogue. Until such time, however, any communications intended for our Board of Directors should be sent to it in care of the Secretary.

If the nominees for the Board of Directors are duly elected at the Annual Meeting, then Messrs. Chapman, Chayet, Everett and Haynes will each serve as an independent director as the term is defined in applicable rules of the NASDAQ Global Market.